RISE INTERSECTS 22 GPT GOLD OVER 5 METERS AT BRUNSWICK

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High-grade Brunswick B40 Vein assayed 22.4 gpt gold over 5.2 m

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Deepest intersection of the Brunswick Vein system in I-M history

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Wide gold-bearing B41 quartz vein, assayed 2.6 gpt gold over 15.3 m

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Drillhole B-18-05 intersects additional quartz veins down hole with assays pending

July 23, 2018 – Vancouver, British Columbia – Rise Gold Corp. (CSE: RISE, OTCQB: RYES) (“Rise Gold” or the “Company”) is pleased to announce assay results from on-going diamond core drilling at the Idaho-Maryland (“I-M”) Gold Project.

Drill hole B-18-05 tested the Brunswick veins down plunge and below the B2300 level. B-18-05 is drilled at an azimuth of ~40 degrees and an inclination of ~77 degrees below horizontal. The results of B-18-04, which tested the Brunswick veins above B2300 level, were previously released on June 28th, 2018.

Several gold-bearing quartz veins were intersected, including the B40 Vein which assayed 22.4 gpt gold over 5.2 m.

The high-grade B40 intercept is the deepest intersection of the Brunswick vein system in the history of the I-M Gold Project. This intersection is modelled to be ~280 m downdip on the vein below the B2300 Level and ~220 m along the vein strike from the 6-3 Fault. It is expected that the B40 Vein extends to the 6-3 Fault and terminates there as seen from historic mining of the B40 Vein on B2300L. With an estimated true width of 2.6 m, the B40 vein presents a significant exploration target at the I-M Gold Project.

Several other gold-bearing quartz veins were intersected in addition to the B40 Vein. Drill highlights are presented in Table 1.

A plan map and sections showing the drill hole and intercept locations can be downloaded at the following link.

https://riseg.sharefile.com/d-sd4a05ea5d9f4853a

TABLE 1 – Drill Intercept Highlights from B-18-05

Hole	From (m)	To (m)	Gold (gpt)	Intercept Length (m)	Estimated True Width (m)	Vein
B-18-05	667.9	671.4	5.9	3.5	2.0	B6
Including	670.3	671.4	13.0	1.1
B-18-05	682.9	690.4	2.4	7.5	4.1	B6
B-18-05	748.3	763.6	2.6	15.3	11.0	B41
B-18-05	899.6	905.5	2.5	5.9	3.4	B39
B-18-05	978.1	983.3	22.4	5.2	2.6	B40
Including	978.1	979.3	93.2	1.2

A wide gold-bearing quartz vein, the B41 Vein, was intersected below the B2300 level. This vein is unique from the regular Brunswick veins as it is interpreted to be striking north with a moderate dip of approx. 40 degrees to the east. With an estimated true width of 11 m, this is the widest gold-quartz vein intersection by the Rise Gold drill program to date and presents a compelling target for additional exploration. Visible gold was noted in both walls of the quartz vein with assays up to 6.1 gpt gold. The average grade of the total intercept is 2.6 gpt gold over 15.3 m. Rise believes that additional drilling of this vein is warranted due to its exceptional width and the presence of visible gold in the walls of the vein.

Figure 1 – Visible gold in Hanging Wall of B41 Vein

Quality Control and Assay Methods

Dr. Dirk Meckert, P.Geo,  the qualified person for the technical disclosure contained in this news release, has studied the drill core discussed in this news release, and has reviewed the analytical and quality control results.

Rise has implemented a quality control program for its drill program to ensure best practice in the sampling and analysis of the drill core. This includes the insertion of blind blanks, duplicates and certified standards. HQ- and NQ-sized drill core is saw cut with half of the drill core sampled at intervals based on geological criteria including lithology, visual mineralization, and alteration. The remaining half of the core is stored on-site at the Company’s warehouse in Grass Valley, California. Drill core samples are transported in sealed bags to ALS Minerals analytical assay lab in Reno, Nevada.

All gold assays were obtained using a method of screen fire assaying. This procedure involves screening a large pulverized sample of up to 1 kg at 100 microns. Any +100 micron material remaining on the screen is retained and analyzed in its entirety by fire assay with gravimetric finish and reported as the Au (+) fraction result The –100 micron fraction is homogenized and two sub-samples of 30-50 grams are analyzed by fire assay with AAS finish. If the grade of the material exceeds 10 gpt the sample is re-assayed using a gravimetric finish. The average of the two results is taken and reported as the Au (-) fraction result. All three values are used in calculating the combined gold content of the plus and minus fractions.

About Rise Gold Corp

Rise Gold is an exploration-stage mining company. The Company’s principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA. The Idaho-Maryland Gold Mine is one of the United States’ greatest past producing gold mines with total past production of 2,414,000 oz of gold at an average mill head grade of 17 gpt gold from 1866-1955. Historic production at the Idaho-Maryland Mine is disclosed in the Technical Report on the Idaho-Maryland Project dated June 1st, 2017 and available on  Rise Gold is incorporated in Nevada, USA and maintains its head office in Vancouver, British Columbia, Canada.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 650, 669 Howe Street

Vancouver, BC V6C 0B4

T: 604.260.4577

info@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words or statements that certain events or conditions “may” or “will” occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.